                                                                     Exhibit 2.1
                                                                     -----------

                           ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is made and entered into as of December 22, 2000, by and between York Supply, Ltd., a Texas limited partnership ("Buyer"), June Supply Corp., a Nevada corporation ("Seller"), and Enviro-Clean of America, Inc., a Nevada corporation ("Parent").

         This Agreement sets forth the terms and conditions upon which the Seller will sell and convey to Buyer, and Buyer will purchase from the Seller, all of the assets of the Seller described in this Agreement. As used in this Agreement, capitalized terms not otherwise defined have the meanings ascribed to them in Article I.

         In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.01. Definitions. For all purposes of this Agreement, except as
               -----------
otherwise expressly provided or unless the context otherwise requires:

         "1999 Agreement" means that one certain Stock Purchase Agreement dated August 31, 1999, as amended by that one certain Amendment Agreement dated March 24, 2000, each by and among Enviro-Clean of America, Inc., June Supply Corp., June Supply-San Antonio, Inc. and Michael Rose and Alan Stafford pursuant to which Michael Rose and Alan Stafford sold to Enviro-Clean of America, Inc. and conveyed to June Supply Corp. all of the issued and outstanding capital stock of June Supply-San Antonio, Inc.

         "Agreement" means this Asset Purchase Agreement and any collateral or ancillary agreements, documents, exhibits or schedules referred to in this Asset Purchase Agreement.

         "Assets" means all assets of the Seller used in connection with the Business, as such assets are described in Section 2.01 below.

         "Assumed Liabilities" means those certain liabilities of the Seller being assumed by the Buyer pursuant to the terms of this Agreement, as such liabilities are set forth in Section 2.02 below.

         "Business" means Seller's business of the wholesale and retail sale of janitorial, plumbing, electrical and swimming pool products to apartment communities and business entities in Bexar County, Texas, throughout South Texas and in the Dallas/Fort Worth, Texas metroplex.

         "Buyer" means York Supply, Ltd., a Texas limited partnership.

         "Closing" means the closing referred to in Section 2.05 of this Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Financial Statements" means the financial statements of the Seller referred to in Section 3.05 of this Agreement.

         "Parent" means Enviro-Clean of America, Inc., Nevada corporation, which owns beneficially and of record all issued and outstanding shares of capital stock of the Seller.

         "Retained Liabilities" means those liabilities of the Seller which will be retained by the Seller and which will continue to be liabilities of the Seller following the Closing, as such liabilities are described in Section 2.03 below.

         "Seller" means June Supply Corp., a Nevada corporation.

         "Seller's knowledge" or "to the knowledge of the Seller" means to the actual, but not constructive, knowledge of Randall K. Davis.

         "Seller Ownership Period" means that period of time from August 31, 1999, through the Closing Date when the Parent owned the capital stock of the Seller and the Seller contemporaneously owned and operated the Business.

         "Tax," and, with correlative meaning, "Taxes," means, with respect to or concerning the Seller, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Seller, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), and (ii) liability of the Seller with respect to the payment of any amounts described in (i) as a result of any express or implied obligation to indemnify any other person.

         Certain terms used in this Agreement are defined only in the Section where that term is first used. The plural of any defined term shall have a meaning correlative to such defined term.

                                  ARTICLE II
                     PURCHASE AND SALE OF ASSETS; CLOSING

         2.01. Purchase and Sale of Asset. Subject to the terms and conditions
               --------------------------
of this Agreement, at the Closing, the Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from the Seller, free and clear of all liens, charges or encumbrances of whatsoever nature, all of the assets of Seller of any kind, character, or description, known or unknown, whether accrued, absolute, or otherwise (and regardless of whether reflected on Seller's Financial Statements), all as they exist on the Closing Date, including without limitation:

               (a) All right, title and interest of Seller in and to all of Seller's inventory, wherever located, including raw material, work in process, and finished goods;

               (b) All of Seller's cash, cash on hand, cash on deposit, accounts, accounts receivable, trade receivables and notes receivable;

               (c) All of Seller's fixtures, machinery, equipment, furniture, and supplies;

               (d) All right, title and interest of Seller in and to all prepaid rentals and other prepaid expenses, bonds and deposits (including those for health insurance);

               (e)  All vehicles owned or leased by Seller;

               (f) All Business records including all drawings, bills of materials and lists, vendor agreements and lists, credit files, sales records, warranty records, inventory records, product literature and marketing studies;

               (g) All licenses, permits, trade names, trademarks, patents, and other intellectual property used in connection with the Business of Seller, if any, including without limitation:

1)       All goodwill associated therewith; and

         2) All right, title, and interest in and to the names "June Supply," "June Supply-San Antonio" and "June Supply-Dallas;"

               (h) All other books and records associated with the Business of Seller (but excluding Seller's corporate minute books and related corporate records);

               (i) To the extent assignable, all rights of Seller under the contracts and leases entered into by Seller in connection with the Business (the "Assumed Contracts"); and

               (j) All customer, distributor and supplier files and mailing lists of the Seller.

         All of the assets referenced above and being purchased under this Agreement are collectively referred to herein as the "Assets."

     2.02. Assumption of Liabilities. On the Closing Date, Buyer shall assume,
           -------------------------
pay, perform, and discharge only those charges, debts, obligations, contracts, agreements, and liabilities of Seller specifically referenced in this Section
2.03 (the "Assumed Liabilities"). The Assumed Liabilities shall include, but shall not be limited to:

           (a) All liabilities of the Seller on the Financial Statements;

           (b) Accounts payable;

(c)  Accrued employee vacation and sick pay;

(d)  Warranty claims;

           (e) The automobile lease on the newly acquired van (the "Van") being used by the Seller in the Dallas/Fort Worth market;

           (f) All liabilities under the Assumed Contracts, to the extent the liabilities or claims arise either prior to or subsequent to the Seller Ownership Period; and

           (g) All other liabilities of the Seller, whether fixed or contingent, known or unknown, arising out of the operation of the Business either prior to or subsequent to the Seller Ownership Period; save and except for any Retained Liabilities.

     2.03. Liabilities to be Retained by Seller. Seller shall retain only the
           ------------------------------------
following Seller liabilities (the "Retained Liabilities"):

           (a) Federal and state income taxes and state franchise taxes due and payable for periods within the Seller Ownership Period, which shall be paid from funds of the Parent rather than from any funds of the Seller;

           (b) Professional fees owed by Seller with regard to this transaction and/or this Agreement, which shall be paid from funds of the Parent rather than from any funds of the Seller;

           (c) Any liabilities owed by Seller to Seller's shareholders or its affiliates; and

           (d) All other liabilities of the Seller, whether fixed or contingent, known or unknown, arising directly out of an act of the Parent during the Seller Ownership Period; save and except for any Assumed Liabilities.

     2.04. Consideration. As payment in full for the Assets, subject to the
           -------------
terms and conditions of this Agreement, and in reliance on the representations, warranties and agreements of the Seller contained herein, Buyer shall deliver to the Seller at Closing an amount equal to One Million Four Hundred Thousand and No/100 Dollars ($1,400,000.00) (the "Purchase Price"). The Purchase Price shall be payable by the

Buyer to the Seller by bank check or wire transfer of immediately available funds to the account(s) of the Seller designated by the Seller in writing at least 2 business days prior to the Closing Date.

     2.05. Closing. The Closing of the transactions contemplated by this
           -------
Agreement will take place at the offices of Oppenheimer, Blend, Harrison & Tate, Inc., counsel to the Buyer, at 711 Navarro, Sixth Floor, San Antonio, Texas, or at such other location or by such other means as counsel for the parties may agree, including exchange of signatures via express mail, at 9:30 am. on a date not later than December 22, 2000.

     2.06. Deliveries at Closing.
           ---------------------

           (a) At the Closing, the Seller will deliver to Buyer:

               (i) a Bill of Sale, Assignment and Assumption Agreement in the form attached as Schedule 2.06(a)(i) (the "Bill of Sale") effecting the transfer of the Assets by Seller to Buyer and the assumption by Buyer from Seller of the Acquired Liabilities;

               (ii)  the Mutual Release (as hereinafter defined); and

               (iii) the full payoff amount, by bank check, to pay in full the outstanding principal balance of $270,707.08, and all accrued but unpaid interest on, the Stafford Note, as defined in Section 6.01 below.

           (b) At the Closing, the Buyer will deliver to the Seller:

               (i) the Purchase Price by bank check or wire transfer of immediately available funds to the account(s) of the Seller designated by the Seller in writing at least 2 business days prior to the Closing Date; and

               (ii)  the Mutual Release.

           (c) At the Closing, conditioned upon the Seller's receipt of a Mutual Release from Michael Rose, the Seller will deliver to Michael Rose the full payoff amount, by bank check, to pay in full the outstanding principal balance of $270,707.08, and all accrued but unpaid interest on, the Rose Note, as defined in Section 6.01 below.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
                           OF THE SELLER AND PARENT

     The Seller and the Parent hereby jointly and severally represent, warrant and covenant to Buyer as set forth below in this Article III. All representations and warranties in this Article III are deemed to be made by the Seller and the Parent on, and be effective as of, both the date hereof and the Closing Date.

     3.01. Corporate Organization; Power, Etc. Seller is a corporation duly
           ----------------------------------
organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to carry on the Business as it is now being conducted and to own the Assets it now owns and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases any real property or in which the nature of the Business transacted by it makes such licensing or qualification necessary.

     3.02. No Affiliates. The Seller does not own, directly or indirectly, any
           -------------
capital stock or other equity securities of any corporation, partnership, limited liability company, trust, joint venture or other entity nor have any direct or indirect equity or ownership interest in any business.

     3.03. Authorization of Agreements, Validity, Etc. The execution, delivery
           ------------------------------------------
and performance by the Seller and Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Seller or Parent, any judgment, award or decree or any indenture, agreement or other instrument to which the Seller or the Parent is a party, or by which either of them or any of their properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation of imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Assets of the Seller. This Agreement has been duly executed and delivered by the Seller and Parent and constitutes the legal, valid and binding agreement of the Seller and Parent enforceable in accordance with its terms, except that such enforcement may be subject to traditional equitable remedies, bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights.

     3.04 No Violation. Neither the execution and delivery of this Agreement nor
          ------------
the consummation of the transactions contemplated hereby will violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any Assets under any agreement or commitment to which the Seller is a party or by which the Seller is bound, or to which the Assets are subject.

     3.05. Financial Statements; No Undisclosed Liabilities. The Financial
           ------------------------------------------------
Statements for the Seller as of and for the fiscal year ended December 31, 1999, and as of and for the nine months ended September 30, 2000, have been delivered to the Buyer. Said Financial Statements are true, accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles, as determined by the American Institute of Certified Public Accountants, consistently applied for all periods concerned and present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods.

     3.06. Accounts Receivable. To the Seller's knowledge, all accounts
           -------------------
receivable of the Seller represent sales actually made in the ordinary course of business.

     3.07. Inventory. To the Seller's knowledge, all inventory of the Seller
           ---------
consists of a quality and quantity usable and salable in the ordinary course of business.

     3.08. Conduct of the Business. To Seller's knowledge, since December 31,
           -----------------------
1999, and through the Closing Date,

           (a) the Business has been conducted only in the ordinary and usual course consistent with past practice;

           (b) there has not been any material damage, destruction or loss, whether or not covered by insurance, which would adversely affect the Assets or the Business;

           (c) there has not been any agreements, commitments or transactions to sell, transfer, assign or encumber the Assets, nor has there been any actual sale, transfer or other disposal of any of the Assets, except in the ordinary course of business;

           (d) there has not been any incurrence or assumption, whether directly or by way of any guarantee or otherwise, of any obligations or liabilities, affecting the Assets or the Business, except in the ordinary course of business;

           (e) there has not been any dividends or other distribution (whether in cash, stock or property or any combination thereof) declared, set aside or paid in respect of Seller's capital stock which are or may be payable out of the Assets;

           (f) there has not been any agreement, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 3.08 in the future so that any such representation would not be true in all material respects as of the Closing.

     3.09. Title to Properties; Encumbrances. To the Seller's knowledge, except
           ---------------------------------
as set forth on the Financial Statements and except for the Van, the Seller has good, valid and marketable title to all the Assets, subject to no mortgages, security interests, liens, pledges, conditional sale agreements, or encumbrances of any nature whatsoever. In the aggregate, the Assets presently owned, leased or licensed by the Seller include all rights, properties and other assets reasonably necessary to permit the Seller to conduct the Business in all material respects in the same manner as the Business has been conducted prior to the date hereof.

     3.10. Intellectual Property. To Seller's knowledge, Seller is not
           ---------------------
infringing upon any patent, trademark, service mark, or copyright belonging to any other person. Further, no claim of infringement is presently pending, nor has any such claim been made against Seller with respect to Seller's Business.

     3.11. Legal Compliance. To the Seller's knowledge, the Seller has complied
           ----------------
with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of the Seller taken as a whole. The Seller has not received any notification of any asserted present or past failure by the Seller to comply with such laws, rules or regulations.

     3.12. Plant and Equipment. The Parent has not received notification that
           -------------------
the Seller, the Assets or the Business are in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations and no such violation exists.

     3.13. Intentionally Omitted.

     3.14. Contracts and Commitments.
           -------------------------

           (a) To the Seller's knowledge, except as set forth on the Financial Statements and except for the Van, none of the Assumed Liabilities constitutes an agreement or contract to make any single capital expenditure or commitment in excess of $10,000 for additions to property, plant or equipment or to make aggregate capital expenditures and commitments in excess of $10,000 (on a consolidated basis) for additions to property, plant or equipment;

           (b) To the Seller's knowledge, except as set forth on the Financial Statements and except for the Van, none of the Assumed Liabilities constitutes a purchase contract or commitment that continues for a period of more than twelve
(12) months or that is in excess of the normal, ordinary and usual requirements of the Business or that is at an excessive price;

           (c) To the Seller's knowledge, the Seller is not in material default under or in violation of, nor is there any basis for any valid claim of material default under or violation of, any Assumed Liability;

           (d) To the Seller's knowledge, there are no agreements that would restrict the Buyer from carrying on the Business anywhere in the world;

           (e) To the Seller's knowledge, except as set forth on the Financial Statements and except for the Van, there are no debt obligations for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others that encumber or otherwise effect the Assets; the Assets are not subject to any debt or obligation of the Seller or the Parent, including debts or obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity or granted or extended any power of attorney.

     3.15.  Agreements in Full Force and Effect. To the Parent's knowledge, all
            -----------------------------------
contracts, agreements, plans, leases, policies and licenses referred to in this Agreement as Assumed Liabilities are valid and in full force and effect.

     3.16.  Intentionally Omitted.

     3.17.  Litigation. To the Parent's knowledge, there is no action, suit,
            ----------
inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving in any material respect the Seller or the Assets or which questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement or in connection with the transactions contemplated hereby; nor, to the Parent's knowledge, is there any valid basis for any such action, proceeding or investigation. To the Parent's knowledge, the Assets are not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on the Business.

     3.18.  Environmental Protection. The Parent is not aware of, nor has the
            ------------------------
Parent received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

     3.19.  Good Title Conveyed, Etc. The Seller has complete and unrestricted
            ------------------------
power and the unqualified right to sell, assign, transfer and deliver the Assets to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire, good, valid and marketable title to the Assets to be transferred to Buyer hereunder, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind, except as set forth on the Financial Statements and except for the Van

     3.20.  Taxes. The Seller has duly and timely filed or caused to be filed
            -----
all federal, state, local and foreign income, franchise, excise, payroll, sales and use, property and withholding tax returns, reports, estimates and information and other statements or returns (collectively "Returns") required to be filed by or on behalf of it pursuant to any applicable federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due. All such Returns were believed by the Seller to be materially correct as filed and to correctly reflect any Tax or Taxes required to be paid or collected by (or allocable to or collectible from) the Seller. Such Returns correctly reflect any Taxes required to be paid or collected by the Seller. The Seller has paid or will pay prior to Closing all Taxes, or where payment is not yet due, has established or will establish, consistent with past practice, an adequate reserve on its books and records for the payment of all Taxes with respect to any taxable period ending on or prior to the Closing Date.

     3.21.  Disclosure. No representations or warranties by the Seller or the
            ----------
Parent in this Agreement and no statement contained in any document (including, without limitation, the Financial Statements) or certificate, furnished or to be furnished by the Seller to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Seller and Parent as follows:

     4.01.  Authorization; Etc. Buyer has full power and authority to enter into
            ------------------
this Agreement and to carry out the transactions contemplated hereby. This Agreement is a valid and binding agreement of Buyer enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.02.  Validity. This Agreement has been duly executed and delivered by
            --------
Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against him in accordance with its terms.

     4.03.  No Violation. Neither the execution and delivery of this Agreement
            ------------
nor the consummation of the transactions contemplated hereby will violate or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Buyer is a party or by which Buyer is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     4.04.  Litigation. To the Buyer's knowledge, there is no action, suit,
            ----------
inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving Buyer, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby.

     4.05.  Retained Liabilities. To the Buyer's actual knowledge, the Retained
            --------------------
Liabilities are limited to those liabilities described in Section 2.03 of this Agreement and, in connection therewith, the Buyer does not anticipate that the personal property taxes of the Seller for the calendar year ending December 31, 2000, will be materially different from the personal property taxes of the Seller for the calendar year ended December 31, 1999.

                                   ARTICLE V
                        CONDITIONS PRECEDENT TO CLOSING

     Prior to the signing and Closing of this Agreement, the following conditions precedent shall have been satisfied or waived:

     5.01.  Intentionally Omitted.

     5.02.  Intentionally Omitted.

     5.03.  Consents Obtained.  All consents from third parties, including
            -----------------
without limitation all lenders and secured parties, required to consummate the transactions contemplated hereby shall have been obtained by Buyer.

     5.04.  No Government Proceeding or Litigation. No suit, action,
            --------------------------------------
investigation, inquiry or other proceeding-by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened against the Seller which questions the validity or legality of any of the transactions contemplated by this Agreement.

     5.05.  No Injunction. On the Closing Date there shall be no effective
            -------------
threatened injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transaction contemplated hereby which the Buyer deems unacceptable in its sole discretion.

     5.06.  Buyer's Financing.  Buyer shall have completed and obtained
            -----------------
any required financing for Buyer's purchase of the Assets.

                                  ARTICLE VI
              ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

     6.01.  Payment of Existing Notes. At Closing, the Seller shall pay in
            -------------------------
full the entire remaining principal balance of $270,707.08, and all accrued but unpaid interest on, that one certain Promissory Note dated April 1, 2000, in the original principal amount of $437,500.00, payable by the Seller to the Buyer and delivered in connection with the closing of the 1999 Agreement, as amended (the "Stafford Note"). Also at Closing, and conditioned upon Seller's receipt of a Mutual Release from Michael Rose, the Seller shall pay in full the entire remaining principal balance of $270,707.08, and all accrued but unpaid interest on, that one certain Promissory Note dated April 1, 2000, in the original principal amount of $437,500.00, payable by the Seller to the Michael Rose and delivered in connection with the closing of the 1999 Agreement, as amended (the "Rose Note").

     6.02.  Mutual Release. At Closing, the Buyer shall enter into and deliver
            --------------
to the Seller and Parent, and the Seller and Parent shall enter into and deliver to Buyer, a mutual release in the form attached hereto as Schedule 6.02 (the "Mutual Release"). Also at Closing, the Buyer shall use its best efforts to cause Michael Rose to enter into and deliver to the Seller and Parent a Mutual Release and, contemporaneously with its receipt thereof, the Seller and Parent shall enter into and deliver a Mutual Release to Michael Rose.

     6.03.  Survival of Obligations. Notwithstanding any provisions of this
            -----------------------
Agreement or of any agreement, document, certificate or other instrument delivered in connection with the terms of this Agreement, including, without limitation, the Mutual Releases, the obligations of the Seller and the Parent to issue to Buyer and Michael Rose, and the rights of Buyer and Michael Rose to receive, additional Purchase Price Shares, as such term is defined in the 1999 Agreement, pursuant to the terms and conditions of the 1999 Agreement including, without limitation, Section 2.02 thereof, shall survive the Closing of the transactions contemplated by this Agreement.

     6.04   Name Change. Effective immediately following Closing, Seller shall
            -----------
take all necessary and required actions, and Parent shall cause Seller to take all necessary and required actions, to either (i) change the corporate name of Seller to a name that does not include the term "June Supply," or (ii) effect the corporate dissolution of the Seller.

     6.05.  Intentionally Omitted.


     6.06.  Further Assurances. After the Closing, the Seller shall from time to
            ------------------
time, at the reasonable request of Buyer, without cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other reasonable actions as are contemplated by this Agreement.

     6.07.  Employment of Employees by Seller. Neither the Seller nor any
            ---------------------------------
affiliate of the Seller shall employ or offer employment to any employee of the Seller in any business during a period of three years following the Closing without the prior written consent of Buyer.

     6.08.  Release of Liens. At Closing, Alan Stafford and Michael Rose shall
            ----------------
execute and deliver to Seller those documents, including forms UCC-3, reasonably requested by Seller or Parent to cause the liens held by Alan Stafford and Michael Rose on the issued and outstanding capital stock of Seller to be released.

     6.09.  Reliance. Except as otherwise represented, warranted or set forth in
            --------
this Agreement, the Buyer specifically agrees that it has purchased the Assets and assumed the Assumed Liabilities "as is," "where is" and "with all faults" and defects, both latent and patent, known or unknown. Further, Buyer specifically agrees that it is not relying upon any oral discussions between its representatives and any other representative of Seller or Parent in entering into this Agreement. Buyer agrees that it has performed a due diligence review of the Assets, Assumed Liabilities and of the financial condition and prospects of the Business in making Buyer's voluntary decision to enter into this

Agreement. Further, Buyer specifically agrees that it will not hold Parent or Seller, or their employees, agents or owners, responsible for any information about Seller that Buyer did not know at the time it entered into this Agreement as Buyer agrees that nothing Seller or Parent, or its agents, employees or owners, said or did, save and except for the agreements, covenants, representations and warranties specifically set forth within this Agreement, induced Buyer into entering into this Agreement.

                                  ARTICLE VII
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     7.01. Investigations; Survival of Warranties. The respective
           --------------------------------------
representations, warranties and covenants of the Seller, the Parent and the Buyer contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation, warranty, covenant and agreement shall survive for a period of two (2) years after the date such representation and warranty is deemed made, except that (i) the tax representations, warranties, covenants and agreements in Article VIII shall survive and be enforceable indefinitely, (ii) other covenants and agreements to be performed subsequent to the Closing, including without limitation those covenants contained in Articles V and VI above, shall survive and be enforceable for period of the applicable statute of limitations, and
(iii) nothing in the foregoing shall be deemed to diminish any Indemnifying Party's (as hereinafter defined) indemnification obligations to an Indemnified Party respecting (a) any matter for which written notice to the Indemnifying Party has been given prior to the end of the applicable indemnification period, and (b) claims for indemnification for tax matters and common law fraud, which shall survive for the duration of the applicable statutes of limitations.

     7.02. Indemnification.
           ---------------

           (a) The Seller and the Parent jointly and severally agree to save harmless, defend and indemnify Buyer, and any of Buyer's their respective officers, directors, agents, attorneys, accountants, or other representatives of such parties against, and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of or relating to a breach of any of the representations and warranties or covenants contained in this Agreement.

           (b) The Seller and the Parent jointly and severally agree to save harmless, defend and indemnify Buyer, and any of Buyer's their respective officers, directors, agents, attorneys, accountants, or other representatives of such parties against, and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of or relating to (i) any and all Taxes owed by the Seller for the period during the Seller Ownership Period, and (ii) any and all Taxes owed by the Seller or the Seller arising out of the consummation of the transactions contemplated hereby.

For purposes of the indemnity in this Section 7.02(b), any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period in which the item is based that gives rise to the interest, penalty or additional charge, and not for any other period.

           (c) The Buyer agrees to save harmless, defend and indemnify the Seller and the Parent and their respective officers, directors, agents, attorneys, accountants, or other representatives against, and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of a breach of any of the representations and warranties or covenants contained herein and arising out of a breach of any of the representations and warranties contained in the 1999 Agreement to the extent that the Buyer's indemnity obligations for the same are not released pursuant to the Mutual Release described in Section 2.06 above.

     7.03  Injunctive Relief. Notwithstanding the provisions of Section 7.04
           -----------------
hereof, in the event of a breach or threatened breach by the Seller or the Parent, on the one hand, or the Buyer on the other hand, of the provisions of this Agreement, the Buyer on the one hand, or the Seller on the other hand, shall be entitled in order to maintain the status quo ante pending the outcome of any arbitration pursuant to Section 7.04 hereof to seek an injunction or similar equitable relief restraining the other party or the Seller, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the other party or the Seller, as the case may be, under any such provision. The parties hereto hereby consent to the jurisdiction of the federal courts located in San Antonio, Texas and the Texas state courts located in the City of San Antonio for any proceedings under this Section 7.03. The parties hereto agree that the availability of arbitration in Section 7.04 hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by the Buyer pursuant to this Section 7.03.

     7.04. Dispute Resolution - Arbitration. The parties shall attempt
           --------------------------------
amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute or disagreement arising out of or relating to this Agreement (a "Controversy") shall be submitted to final binding arbitration. The arbitration proceedings shall be conducted by a single arbitrator (the "Arbitrator") in San Antonio, Texas pursuant to the rules of the American Arbitration Association (the "Rules"). In the event that the parties cannot agree as to the Arbitrator to be named, each party to the Controversy shall appoint one arbitrator and those two arbitrators shall select the Arbitrator.

     7.05. Procedure. If any party shall desire relief of any nature
           ---------
whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than one (1) year after the facts underlying said Controversy first arise or become known to the party seeking relief (whichever is later). The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. Arbitrator may award the prevailing party its costs for the arbitration proceeding, including its reasonable attorneys' fees and costs. The parties agree that the decision and award of the Arbitrator shall be final and conclusive upon the parties, in lieu of all other legal, equitable or judicial proceedings between them, and that no appeal or judicial review of the award or decision of the Arbitrator shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought.

     7.06.  Limitation on Claims. The Buyer shall not be entitled to make any
            --------------------
claim under this Article VII unless and until the amount of such claim is reasonably believed by the Buyer to be $10,000 or more or the aggregate of all claims for misrepresentation or breach of warranty made by the claimant, shall exceed $20,000, provided, however, that the limitation described in this paragraph shall not be applicable to the Seller's and Parent's Tax indemnification obligation described in Section 7.02(b) above or for Seller's and Parents indemnification obligations arising out of a breach of the representation set forth in Section 3.20 above. A single claim which exceeds $10,000 may be collected from the first dollar owed through the total amount of such claim. Multiple claims each of which is less than $10,000 but which in the aggregate exceed $20,000 may be collected from dollar $10,001 through the total amount of such claim. The aggregate obligation of the Seller to indemnify Buyer under this Agreement shall be limited to the amount of the Purchase Price received by Seller pursuant to this Agreement.

     7.07.  Settlement of Third Party Claims. Should any claim be made by a
            --------------------------------
person or entity not a party to this Agreement with respect to any matter covered by the indemnities contained in this Article VII, including without limitation, any claim by a governmental body in connection with the audit of any federal, state or local tax return, the party or parties being indemnified (the "Indemnified Party"), on not less than 30 days' notice to the party making the indemnification (the "Indemnifying Party"), may make settlement (including payment in full) of such claim and such settlement shall be binding upon all parties hereto for the purposes hereof, unless within said 30-day period the Indemnifying Party shall have requested the Indemnified Party to contest such claim at the expense of the Indemnifying Party. In such event, the Indemnified Party shall, upon posting of the bond or alternative security described below, comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon at the Indemnifying Party's expense through counsel of its own choosing on condition that such counsel agrees to look solely to the Indemnifying Party for payment of its fees. If the Indemnifying Party does retain counsel on such terms, then the Indemnified Party shall not be entitled to indemnification under the next sentence of this paragraph for the cost of any separate counsel it may retain in the matter. In the event the Indemnifying Party shall so request the Indemnified Party to contest such claim, the Indemnifying Party shall first furnish to the Indemnified Party as indemnity against the contested claim a bond in the amount of the third party claim plus the amount of any expenses reasonably likely to be incurred by the Indemnified Party in contesting, defending and litigating the same. In no event shall the Indemnifying Party or its counsel, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

     7.08.  Remedies Cumulative.  The remedies provided in this Article
            -------------------
VII shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of and other remedies against the other party hereto.

                                 ARTICLE VIII
                           MISCELLANEOUS PROVISIONS

     8.01.  Amendments, Supplements, Etc. At any time this Agreement may be
            ----------------------------
amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by both parties.

     8.02.  Waiver of Compliance. Any failure of the Seller or the Buyer to
            --------------------
comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Seller or the Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     8.03.  Expenses; Transfer Taxes, Etc. Whether or not the transaction
            -----------------------------
contemplated by this Agreement shall be consummated, the Seller agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by the Seller and Buyer agrees that all fees and expenses incurred by him in connection with this Agreement shall be borne by the Buyer, including, without limitation as to the Seller or Buyer, all fees of counsel, actuaries and accountants.

     8.04.  Notices. All notices, requests, demands and other communications
            -------
required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

     (a)    If to the Seller, to:

            Enviro-Clean of America, Inc.
            1023 Morales Street
            San Antonio, Texas 78207
            Attention: Randall K. Davis, President


            with a copy to:

                  White & Davis, P.C.
                  5002 West Avenue
                  San Antonio, Texas 78213
                  Attention: Jeffrey R. Davis, Esq.

                  or to such other person or address as Seller shall furnish to the Buyer in writing.

         (b)      If to Buyer, to:

                  York Supply, Ltd.
                  4335 Vance Jackson
                  San Antonio, Texas 78230
                  Attention: Alan Stafford, President of General Partner

                  with a copy to:

                  Oppenheimer, Blend, Harrison & Tate, Inc.
                  711 Navarro, 6th Floor
                  San Antonio, Texas 78205-1796
                  Attn: Jerome B. Cohen, Esq.

or to such other person or address as Buyer shall furnish to the Seller in writing.

          8.05.   Assignment; Merger. This Agreement and all of the provisions
                  ------------------
hereof shall be binding upon and inure to the benefit of the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law.

          8.06.   Intentionally Omitted.

          8.07.   Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG
                  -------------
THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE.

          8.08.   Counterparts. This Agreement may be executed simultaneously in
                  ------------
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.09.   Headings. The headings of the Sections and Articles of this
                  --------
Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

          8.10.   Entire Agreement. This Agreement, including the exhibits and
                  ----------------
schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     8.11.  Third Parties. Except as specifically set forth or referred to
            -------------
herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     8.12.  Severability. Should any provision of this Agreement be held by a
            ------------
court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.


                                     Seller:

                                     JUNE SUPPLY CORP.


                                     By: ________________________________
                                             Randall Davis, President

                                     Parent:

                                     ENVIRO-CLEAN OF AMERICA, INC.

                                     By: ________________________________
                                             Randall Davis, President

                                     Buyer:

                                     YORK SUPPLY, LTD.

                                     By:   York Supply Management Company, Inc.,
                                           General Partner

                                     By: ________________________________
                                            Alan Stafford, President